Exhibit 99.1

Garrett Motion Reports Third Quarter 2019 Financial Results

Third Quarter 2019 Highlights

•	Net sales totaled $781 million, a decrease of 0.4% on a reported basis and an increase of 2.8% organically*

•	Net income totaled $38 million, or basic and diluted earnings per share of $0.51 and $0.50, respectively

•	Adjusted EBITDA* decreased 2.9% to $133 million; Adjusted EBITDA margin* decreased to 17.0%

•	Adjusted Levered Free Cash Flow* totaled $102 million

•	Total Debt reduced by $87 million to $1,511 million at September 30, 2019

•	Net Debt* reduced by $95 million to $1,321 million at September 30, 2019

•	Reiterated 2019 guidance for organic net sales and Adjusted Levered Free Cash Flow conversion; revised full-year outlook for Adjusted EBITDA

Year-to-Date 2019 Highlights

•	Net sales totaled $2,418 million; down 6.1% reported and 1.6% organically*

•	Net income totaled $177 million, or basic and diluted earnings per share of $2.37 and $2.34, respectively

•	Adjusted EBITDA* decreased 7.3% to $446 million; Adjusted EBITDA margin* was 18.4%

•	Adjusted Levered Free Cash Flow* totaled $182 million

•	Net Debt to Consolidated EBITDA ratio* lowered to 3.01X at September 30, 2019

ROLLE, Switzerland, November 8, 2019 – Garrett Motion Inc. (NYSE: GTX), a cutting-edge technology provider that enables vehicles to become safer, more connected, efficient and environmentally friendly, today announced its financial results for the third quarter and nine months ended September 30, 2019.

Q3 2019	Q3 2018**	$ Millions (unless otherwise noted)	Q3 YTD 2019	Q3 YTD 2018**
781	784	Net sales	2,418	2,576
609	606	Cost of goods sold	1,868	1,972
172	178	Gross profit	550	604
22.0%	22.7%	Gross profit %	22.7%	23.4%
68	60	Selling, general and administrative	186	186
72	73	Income before taxes	256	293
38	929	Net income	177	1,137
133	137	Adjusted EBITDA*	446	481
17.0%	17.5%	Adjusted EBITDA margin*	18.4%	18.7%
23	19	Expenditures for property, plant and equipment	74	66

Sept. 30, 2019	Sept. 30, 2018**	$ Millions (unless otherwise noted)	Sept. 30, 2019	June 30, 2019
1,511	1,647	Total Debt	1,511	1,598
1,321	1,548	Net Debt*	1,321	1,416
3.01X	3.07X	Net Debt to Consolidated EBITDA ratio*	3.01X	3.20X

*	See reconciliations to the nearest GAAP measure in pages 6-14.
**	For the periods prior to the Spin-Off from Honeywell, the financial information is prepared under the combined basis described in our Form 10-Q for the quarter ended September 30, 2018.

“During the third quarter, we delivered organic net sales growth of approximately 3%, outperforming global auto production by more than five percentage points,” said Olivier Rabiller, Garrett President and CEO. “Garrett’s solid performance for the quarter was driven by higher gasoline turbo penetration gains and new product launches. Our rapidly growing gasoline segment increased to 35% of net sales and exceeded diesel product sales by approximately 10% in Q3 – well ahead of plan. We also enhanced our financial profile in the quarter by generating $102 million in adjusted levered free cash flow and reducing net debt by approximately $95 million. Our focus remains on strengthening the company’s balance sheet while bringing Garrett’s differentiated portfolio of turbocharging, electric boosting, and automotive software solutions to market for the benefit of our global customers.”

Results of Operations

Net sales for the third quarter of 2019 were $781 million compared to $784 million in the third quarter of 2018, a decrease of 0.4%. On an organic basis, net sales for the quarter increased 2.8%. The performance for the quarter was primarily driven by an increase in reported net sales for light vehicles OEM products of $16 million (despite an unfavorable impact of $21 million due to foreign currency translation). Higher gasoline volumes stemming from increased turbocharger penetration in gasoline engines and new product launches were partially offset by lower diesel volumes. During the third quarter of 2019, reported net sales for commercial vehicles OEM products decreased $16 million and aftermarket products declined $1 million. For the nine months ended September 30, 2019, reported net sales totaled $2,418 versus $2,576 million for the nine months ended September 30, 2018.

Cost of goods sold for the third quarter of 2019 was $609 million versus $606 million in the third quarter of 2018 primarily due to higher direct material costs. Research and development expenses in the quarter increased to $31 million from $28 million in Q3 2018.

For the nine months ended September 30, 2019, cost of goods sold was $1,868 million, compared to $1,972 million for the same period in 2018. Research and development expenses were $92 million for the nine months ended September 30, 2019 versus $96 million for the nine months ended September 30, 2018.

Gross profit percentage for the third quarter of 2019 declined to 22.0% from 22.7% in the third quarter of 2018 primarily due to the unfavorable impacts from product mix and pricing, partially offset by productivity gains. For the nine months ended September 30, 2019, gross profit percentage was 22.7% compared to 23.4% for the nine months ended September 30, 2018.

Selling, general and administrative (SG&A) expenses for the third quarter of 2019 increased to $68 million from $60 million in Q3 2018 primarily due to non-linear corporate allocations prior to the Spin-Off from Honeywell on October 1, 2018 and an increase in severance-related expense. As a percentage of net sales, SG&A for the quarter was 8.7% versus 7.7% in the third quarter of 2018.

For both the nine months ended September 30, 2019 and September 30, 2018, SG&A totaled $186 million. As a percentage of net sales, SG&A increased to 7.7% from 7.2% for the nine months ended September 30, 2018, primarily due to lower net sales.

Other expenses - net for the third quarter of 2019 declined to $18 million from $51 million in the third quarter of 2018. During the third quarter of 2019, the company recognized $18 million in legal fees related to its Indemnification and Reimbursement Agreement with Honeywell. Other expenses - net for the nine months ended September 30, 2019 totaled $54 million versus $132 million for the same period in 2018.

Net income for the third quarter of 2019 was $38 million, compared to net income of $929 million in the third quarter of 2018. Net income for the third quarter of 2018 included a tax benefit from an internal restructuring of Garrett’s business in advance of the Spin-Off that resulted in an $870 million reduction to withholding taxes on undistributed foreign earnings recorded during the three months ended September 30, 2018. In addition, net income for the third quarter of 2018 excluded any interest expense related to the debt raised at the time of the Spin-Off.

For the nine months ended September 30, 2019, net income totaled $177 million versus $1,137 million for the nine months ended September 30, 2018. Net income for the nine months ended September 30, 2018 included the aforementioned tax benefit and excluded any interest expense related to the debt raised at the time of the Spin-Off.

Earnings per basic and diluted share were $0.51 and $0.50, respectively, in the third quarter of 2019, compared to $12.54 per basic and diluted share in the third quarter of 2018. For the nine months ended September 30, 2019, earnings per basic and diluted share were $2.37 and $2.34, respectively, compared to $15.35 per basic and diluted share for the same period in 2018.

Expenditures for property, plant and equipment for the third quarter of 2019 totaled $23 million, or 2.9% of net sales, compared to $19 million, or 2.4% of net sales, in the third quarter of 2018.

For the nine months ended September 30, 2019, expenditures for property, plant and equipment were $74 million, or 3.1% of net sales, compared to $66 million, or 2.6% of net sales, for the nine months ended September 30, 2018.

Non-GAAP Financial Measures

Adjusted EBITDA for the third quarter of 2019 was $133 million versus $137 million for the same period in 2018, primarily due to an unfavorable product mix and higher SG&A expenses, partially offset by productivity and volumes. The Adjusted EBITDA margin was 17.0% in the quarter versus 17.5% in the third quarter of 2018. For the third quarter of 2019, cash flow provided by operations minus capital expenditures was $65 million.

For the nine months ended September 30, 2019, Adjusted EBITDA and Adjusted EBITDA margin were $446 million and 18.4%, respectively, compared to $481 million and 18.7% for the same period in 2018. For the nine months ended September 30, 2019, cash flow provided by operations minus capital expenditures was $51 million.

Liquidity and Capital Resources

As of September 30, 2019, Garrett had $658 million in available liquidity, including $190 million in cash and cash equivalents and $468 million available under its revolving credit facility.

As of September 30, 2019, total debt was $1,511 million compared to $1,598 million as of June 30, 2019, a decrease of approximately $87 million. As of September 30, 2019, net debt totaled $1,321 million compared to $1,416 million as of June 30, 2019, a decrease of approximately $95 million. Net Debt to Consolidated EBITDA (as defined in the Credit Agreement) was lowered to 3.01X as of September 30, 2019 from 3.20X as of June 30, 2019. Garrett’s weighted average stated interest rate was approximately 3.1% as of September 30, 2019, and the company has no significant debt maturities until 2023.

2019 Outlook^

For 2019, the company is reiterating its previously stated guidance of organic net sales growth between -1% and +1% and Adjusted Levered Free Cash Flow conversion between 50% and 55%. The company is revising its full-year outlook for Adjusted EBITDA from a range between $600 million and $620 million to a range between $580 million and $600 million. The revised 2019 outlook for Adjusted EBITDA is primarily due to a faster rebalancing of the company’s light vehicle activities between diesel and gasoline as well as lower commercial vehicle production. Both of these factors had an adverse impact on margins in the third quarter and are expected to continue into the fourth quarter and 2020.

^

The company does not provide a reconciliation of the forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures because certain items that are excluded from the non-GAAP financial measures cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, taxes, and other non-core operating items that could significantly impact, either individually or in the aggregate, net income in the future without unreasonable efforts.

Conference Call

Garrett will host a conference call on Friday, November 8, 2019 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-844-835-9983 and the dial-in number for international callers is +1-412-317-5268. The access code for all callers is 10136057. A live webcast and related slide presentation will also be available at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through November 22, 2019 by dialing +1-877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 10136057. The webcast will also be archived on Garrett’s website.

Material Weakness in Internal Control Over Financial Reporting

In accordance with the terms of our Indemnification and Reimbursement Agreement with Honeywell, our Consolidated and Combined Balance Sheets reflect a liability of $1,120 million in Obligations payable to Honeywell as of September 30, 2019, (the “Indemnification Liability”). The amount of the Indemnification Liability is based on information provided to us by

Honeywell with respect to Honeywell’s assessment of its own asbestos-related liability payments and accounts payable as of such date and is calculated in accordance with the terms of the Indemnification and Reimbursement Agreement. Honeywell estimates its future liability for asbestos-related claims based on a number of factors.

As previously disclosed, in the course of preparing our Annual Report on Form 10-K and our Consolidated and Combined Financial Statements for the year ended December 31, 2018, our management determined that there was a material weakness in our internal control over financial reporting relating to the supporting evidence for our liability to Honeywell under the Indemnification and Reimbursement Agreement. Specifically, we were unable to independently verify the accuracy of the certain information Honeywell provided to us that we used to calculate the amount of our Indemnification Liability, including information provided in Honeywell’s actuary report and the amounts of settlement values and insurance receivables. For example, Honeywell did not provide us with sufficient information to make an independent assessment of the probable outcome of the underlying asbestos proceedings and whether certain insurance receivables are recoverable. This material weakness has not yet been remediated.

In consultation with our outside advisors, we are working to obtain additional information about the Indemnification Liability through a dialogue and iterative process with Honeywell. That process has continued, and we and our advisors remain in communication with Honeywell on these issues.

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our anticipated financial performance, expectations regarding global automotive demand, anticipated growth of our gasoline business, trends in foreign exchange rates, and projections regarding our technology solutions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2018, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes EBIT, EBITDA, Adjusted EBITDA, Adjusted EBITDA minus CAPEX, Adjusted EBIT, Net Debt, Net Debt to Consolidated EBITDA ratio, Consolidated Debt to Consolidated EBITDA ratio, Adjusted Unlevered Free Cash Flow, Adjusted Levered Free Cash Flow, Levered Free Cash Flow, Consolidated EBITDA, Consolidated EBITDA excluding Honeywell indemnity obligation; Adjusted EBITDA Margin, Consolidated EBITDA Margin, Adjusted EBIT Margin, Consolidated EBITDA excluding Honeywell indemnity obligation Margin, Cash flow from operations minus capital expenditures, organic sales growth and other financial measures not compliant with generally accepted accounting principles in the United States (“GAAP”). The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA, Adjusted EBITDA Margin, Consolidated EBITDA, Consolidated EBITDA Margin, and Adjusted EBIT are important indicators of operating performance because they exclude the effects of income taxes and certain other items, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Consolidated and Combined Financial Statements, see our annual report on Form 10-K for the year ended December 31, 2018 and our quarterly report on Form 10-Q for the quarter ended September 30, 2019.

Additional disclaimers

Prior to Garrett’s Spin-Off from Honeywell on October 1, 2018, Garrett’s historical financial statements were prepared on a stand–alone basis and derived from the consolidated financial statements and accounting records of Honeywell. Accordingly, for periods prior to October 1, 2018, our financial statements are presented on a combined basis and for the periods subsequent to October 1, 2018 are presented on a consolidated basis (collectively, the historical financial statements for all periods presented are referred to as “Consolidated and Combined Financial Statements”). The Consolidated and Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our consolidated and combined results of operations, financial condition and cash flows would have been had the business operated as a separate, publicly traded company during the periods presented, particularly because of changes that we have experienced and expect to continue to experience in the future as a result of our separation from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our business.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
+1 973 216-3986	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$781	$784	$2,418	$2,576
Cost of goods sold	609	606	1,868	1,972

Gross profit	$172	$178	$550	$604

Selling, general and administrative expenses	68	60	186	186
Other expense, net	18	51	54	132
Interest expense	18	1	52	3
Non-operating expense (income)	(4)	(7)	2	(10)

Income before taxes	$72	$73	$256	$293

Tax expense	34	(856)	79	(844)

Net income	$38	$929	$177	$1,137

Earnings per common share
Basic	$0.51	$12.54	$2.37	$15.35
Diluted	$0.50	$12.54	$2.34	$15.35
Weighted average common shares outstanding
Basic	74,753,593	74,070,852	74,528,740	74,070,852
Diluted	75,704,457	74,070,852	75,700,652	74,070,852

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$38	$929	$177	$1,137
Foreign exchange translation adjustment	102	(3)	127	(251)
Defined benefit pension plan adjustment, net of tax	—	—	1	—
Changes in fair value of effective cash flow hedges, net of tax	8	5	10	24
Changes in currency basis reserve	—	(3)	—	(3)

Total other comprehensive (loss) income, net of tax	$110	$(1)	$138	$(230)

Comprehensive income (loss)	$148	$928	$315	$907

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	($ in millions)
ASSETS
Current assets:
Cash and cash equivalents	$190	$196
Accounts, notes and other receivables - net	751	750
Inventories - net	193	172
Other current assets	59	71

Total current assets	1,193	1,189
Investments and long-term receivables	41	39
Property, plant and equipment - net	430	438
Goodwill	193	193
Deferred income taxes	181	165
Other assets	108	80

Total assets	$2,146	$2,104

LIABILITIES
Current liabilities:
Accounts payable	897	916
Borrowings under revolving credit facility	—	—
Current Maturities of long-term debt	4	23
Obligations payable to Honeywell, current	121	127
Accrued liabilities	366	426

Total current liabilities	1,388	1,492
Long-term debt	1,477	1,569
Deferred income taxes	53	27
Obligations payable to Honeywell	1,254	1,399
Other liabilities	238	210

Total liabilities	$4,410	$4,697

COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common stock, par value $0.001; 400,000,000 shares authorized, 74,892,306 and 74,070,852 issued and 74,809,930 and 74,019,825 outstanding as of September 30, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	19	5
Retained Earnings	(2,494)	(2,671)
Accumulated other comprehensive income	211	73

Total stockholders’ deficit	(2,264)	(2,593)

Total liabilities and stockholders’ deficit	$2,146	$2,104

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
($ in millions)	2019	2018
Cash flows from operating activities:
Net (loss) income	$177	$1,137
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	4	(908)
Depreciation	55	53
Amortization of deferred issuance costs	5	—
Foreign exchange (gain) loss	32	10
Stock compensation expense	14	16
Pension expense	4	7
Other	7	6
Changes in assets and liabilities:
Accounts, notes and other receivables	(29)	(42)
Receivables from related parties	—	57
Inventories	(33)	(7)
Other assets	7	(2)
Accounts payable	18	(6)
Payables to related parties	—	(50)
Accrued liabilities	(48)	(57)
Obligations payable to Honeywell	(84)	—
Asbestos-related liabilities	—	1
Other liabilities	(4)	25

Net cash provided by (used for) operating activities	$125	$240

Cash flows from investing activities:
Expenditures for property, plant and equipment	(74)	(66)
Increase in marketable securities	—	(21)
Decrease in marketable securities	—	312
Other	12	—

Net cash provided by (used for) investing activities	$(62)	$225

Cash flows from financing activities:
Net increase in Invested deficit	—	(1,493)
Proceeds from revolving credit facility	550	1,631
Payments of revolving credit facility	(550)	—
Payments of long-term debt	(62)	—
Payments related to related party notes payable	—	(493)
Net change to cash pooling and short-term notes	—	(201)
Other	—	—

Net cash provided by (used for) financing activities	(62)	(556)

Effect of foreign exchange rate changes on cash and cash equivalents	(7)	(12)

Net increase (decrease) in cash and cash equivalents	(6)	(103)

Cash and cash equivalents at beginning of period	196	300

Cash and cash equivalents at end of period	$190	$197

Reconciliation of Net Income to Adjusted EBITDA and Consolidated EBITDA

($ in millions)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the LTM Ended September 30,	For the LTM Ended June 30,
	2019	2018	2019	2018	2019	2019
Net income — GAAP	$38	$929	$177	$1,137	$220	$1,111
Tax expense	34	(856)	79	(844)	139	(751)

Profit before taxes	72	73	256	293	359	360
Net interest expense (income)	16	—	46	(3)	62	46
Depreciation	20	17	55	53	73	70

EBITDA (Non-GAAP)	108	90	357	343	494	476

Other operating expenses, net (asbestos and environmental expenses) (2)	18	51	54	132	42	75
Non-operating (income) expense (3)	—	—	—	(4)	—	—
Stock compensation expense (4)	5	4	14	16	19	18
Repositioning charges (5)	—	—	3	2	3	3
Spin-Off Costs (6)	2	—	10	—	16	14
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	(8)	8	(8)	9	1

Adjusted EBITDA (Non-GAAP)	$133	$137	$446	$481	$583	$587

Adjusted EBITDA Margin (Non-GAAP) % (1)	17.0%	17.5%	18.4%	18.7%	14.6%	18.2%
FX Hedging (gain) / loss (net)	(2)	6	4	34	8	16
Adjusted EBITDA Excluding FX Hedging (gain) / loss net (Non-GAAP)	$131	$143	$450	$515	$591	$603

Adjusted EBITDA Margin, Excl FX Hedging (Non-GAAP) % (1)	16.8%	18.2%	18.6%	20.0%	14.8%	18.7%
Honeywell Indemnity Obligation payment	(37)	(44)	(113)	(131)	(154)	(162)
Additional pro forma standalone costs (7)	—	—	—	(1)	—	—
Other non-recurring, non-cash expense	—	—	—	—	2	2

Consolidated EBITDA	$94	$100	$337	$383	$439	$443

Add. Honeywell Indemnity Obligation Payment	37	44	113	131	154	162

Consolidated EBITDA (excl. Honeywell indemnity obligation) (non-GAAP)	$131	$143	$450	$514	$593	$605

Consolidated EBITDA % margin (excl. Honeywell indemnity obligation) (non-GAAP) (1)	16.8%	18.3%	18.6%	20.0%	14.8%	18.8%

(1)

Adjusted EBITDA Margin, Adjusted EBITDA Margin Excluding FX hedging and Consolidated EBITDA % margin (excluding Honeywell indemnity obligation) represent Adjusted EBITDA, Adjusted EBITDA Excluding FX hedging and Consolidated EBITDA (excluding Honeywell indemnity obligation) as a percentage of net sales, respectively.

(2)

For periods prior to the Spin-Off, we reflect an estimated liability for resolution of pending and future asbestos related and environmental liabilities primarily related to the Bendix legacy Honeywell business, calculated as if we were responsible for 100% of the Bendix asbestos-liability payments. We recognized a liability for any asbestos related contingency that was probable of occurrence and reasonably estimable. In connection with the recognition of liabilities for asbestos-related matters, we recorded asbestos-related insurance recoveries that are deemed probable. In periods subsequent to the Spin-Off, the accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Indemnification and Reimbursement Agreement with Honeywell entered into on September 12, 2018, under which we are required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. See Note 17, Commitments and Contingencies of Notes to the Consolidated and Combined Interim Financial Statements in our quarterly report on Form 10-Q for the quarter ended September 30, 2019.
(3)	Non-operating expense (income) adjustment excludes net interest (income), the non-service components of pension expense, equity income of affiliates, and the impact of foreign exchange.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(6)	Spin-Off costs primarily include costs incurred for the set-up of the IT, Legal, Finance, Communications and Human Resources functions after the Spin-Off from Honeywell on October 1, 2018.
(7)	Incremental costs above Corporate allocations already included in Adjusted EBITDA based on standalone assessment.

Reconciliation of Net Income to Adjusted EBIT

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net income – GAAP	$38	$929	$177	$1,137
Tax expense	34	(856)	79	(844)

Profit before taxes	72	73	256	293
Net interest (income) expense	16	—	46	(3)

EBIT (Non-GAAP)	88	73	302	289

Other operating expenses, net (asbestos and environmental expenses)	18	51	54	132
Non-operating (income) expense	—	—	—	(4)
Stock compensation expense	5	4	14	16
Repositioning charges	—	—	3	2
Spin-Off Costs	2	—	10	—
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	(8)	8	(8)

Adjusted EBIT	$113	$120	$391	$427

Adjusted EBIT Margin % (1)	14.5%	15.3%	16.2%	16.6%
FX Hedging (gain) / loss (net)	(2)	6	4	34

Adjusted EBIT Excluding FX Hedging (gain) / loss net (Non-GAAP)	$111	$126	$395	$460

Adjusted EBIT Excluding FX Hedging Margin (Non-GAAP) % (1)	14.2%	16.1%	16.3%	17.9%

Reconciliation of Organic Sales % Change

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Garrett
Reported sales % change	(—%)	5%	(6%)	12%
Less: Foreign currency translation	(3%)	(2%)	(4%)	5%

Organic sales % change	3%	7%	(2%)	7%

Gasoline
Reported sales % change	38%	23%	19%	34%
Less: Foreign currency translation	(6%)	(2%)	(7%)	7%

Organic sales % change	44%	25%	26%	27%

Diesel
Reported sales % change	(20%)	2%	(22%)	6%
Less: Foreign currency translation	(3%)	(1%)	(5%)	6%

Organic sales % change	(17%)	3%	(17%)	(—%)

Commercial vehicles
Reported sales % change	(10%)	1%	(7%)	14%
Less: Foreign currency translation	(1%)	(2%)	(3%)	4%

Organic sales % change	(9%)	3%	(4%)	10%

Aftermarket
Reported sales % change	(1%)	(3%)	(3%)	1%
Less: Foreign currency translation	(2%)	(1%)	(3%)	3%

Organic sales % change	1%	(2%)	(—%)	(2%)

Other Sales
Reported sales % change	(10%)	(2%)	(17%)	1%
Less: Foreign currency translation	(2%)	(—%)	(4%)	6%

Organic sales % change	(8%)	(2%)	(13%)	(5%)

Reconciliation of Cash Flow from Operations less Expenditures for property, plant and equipment

	For the Nine Months Ended September 30,
($ in millions)	2019	2018
Net cash provided by (used for) operating activities	$125	$240
Expenditures for property, plant and equipment	$(74)	$(66)

Cash flow from operations less Expenditures for property plant and equipment	$51	$174

Reconciliation of Net Debt and Consolidated Debt, and Related Ratios

($ in millions)	September 30, 2019	June 30, 2019
Secured Debt	$1,128	$1,200
Revolving Cash Facility	—	—
Unsecured Debt	383	398

Consolidated Debt*	1,511	1,598

Term Debt	1,511	1,598
Related Party Note	—	—
Cash and Cash Equivalent	(190)	(182)

Net Debt	1,321	1,416

Consolidated EBITDA (last 12 months)	$439	$443

Net Debt to Consolidated EBITDA Ratio	3.01X	3.20X

Consolidated Debt to Consolidated EBITDA Ratio*	3.44X	3.61X

*	Consolidated debt excluding net debt relating to hedge obligations

Reconciliation of Total Debt to Net Debt

($ in millions)	September 30, 2019	June 30, 2019
Long Term Debt	$1,477	$1,552
Short Term Loan	4	14
Deferred Finance Costs	30	33

Debt	1,511	1,598

Related Party Note	—	—
Cash and Cash Equivalent	(190)	(182)

Net Debt	1,321	1,416

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Unlevered, Adjusted Levered and Levered Free Cash Flow (FCF)

($ in millions)	For the Three Months Ended September 30, 2019	For the Nine Months Ended September 30, 2019
Net Income — GAAP	$38	$177
Tax expense	34	79

Profit Before Taxes	72	256
Net interest (income) expense	16	46
Depreciation	20	55

EBITDA (Non-GAAP)	108	357
Other operating expenses, net (asbestos and environmental expenses)	18	54
Stock compensation expense	5	14
Repositioning charges	—	3
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	8
Spin-Off Costs	2	10

Adjusted EBITDA (Non-GAAP) included in Form 10Q	133	446

Change in working capital	38	(44)
Taxes (without MTT)	(18)	(75)
Capital Expenditures	(23)	(74)
Other	(20)	(35)

Adjusted Unlevered FCF	110	218

Interest	(8)	(36)

Adjusted Levered FCF	102	182

Indemnity Obligation & MTT to HON	(37)	(131)

Levered FCF	$65	$51